UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)

Under the Securities Exchange Act of 1934

Acorda Therapeutics, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

00484M106

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule	13d-1(c)
☐	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Larry N. Feinberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 300,000
	6	SHARED VOTING POWER 3,070,930
	7	SOLE DISPOSITIVE POWER 300,000
	8	SHARED DISPOSITIVE POWER 3,070,930

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,370,930
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.50%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,114,588
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,114,588

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,114,588
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.33%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,429,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,429,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,429,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.12%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Investment Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 634,030
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 634,030

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 634,030
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.60%
12	TYPE OF REPORTING PERSON (See Instructions) CO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Institutional Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 314,412
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 314,412

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 314,412
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.79%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Offshore Limited
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 35,376
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 35,376

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,376
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Ten Fund Master, LP
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 563,654
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 563,654

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 563,654
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.42%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Investment Management, Inc. Employees’ Retirement Plan
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 35,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 35,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON (See Instructions) EP

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Feinberg Family Foundation
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,900
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,900

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02%
12	TYPE OF REPORTING PERSON (See Instructions) OO

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the Common Stock, par value $0.001 (“Common Stock”) of Acorda Therapeutics, Inc., a Delaware corporation (the “Company”), to amend the Schedule 13G filed on September 9, 2011 (as so amended, the “Schedule 13G”), in accordance with the annual amendment requirements. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 2(a):	Name of Person Filing:

Item 2(a) of the Schedule 13G is hereby amended and restated as follows:

This statement is filed by:

(i)	Mr. Larry N. Feinberg ("Mr. Feinberg"), who (A) serves as the senior managing member of Oracle Associates (as defined herein), (B) is the sole shareholder and president of the Manager, which serves as the investment manager and has investment discretion over the securities held by certain investment funds and/or managed accounts (together with the Domestic Funds (as defined herein), the “Funds”) and the Retirement Plan, and (C) is the trustee of the Foundation (as defined herein) and has the sole power to direct the voting and disposition of shares in the Foundation. Mr. Feinberg directly owns individually certain shares of Common Stock and may be deemed to indirectly beneficially own shares of Common Stock, by virtue of the foregoing relationships, directly owned by the Funds, the Retirement Plan and the Foundation;

(ii)	Oracle Partners, L.P., a Delaware limited partnership ("Oracle Partners"), with respect to shares of Common Stock directly owned by it;

(iii)	Oracle Associates, LLC, a Delaware limited liability company ("Oracle Associates"), which serves as the general partner of certain investment funds and/or managed accounts (the “Domestic Funds”), with respect to shares of Common Stock directly owned by the Domestic Funds;

(iv)	Oracle Investment Management, Inc., a Delaware corporation (the “Manager”) which serves as investment manager to Offshore Limited, Ten Fund and the Retirement Plan.

(v)	Oracle Institutional Partners, LP, a Delaware limited partnership (“Institutional Partners”);

(vi)	Oracle Offshore Limited, a Cayman Islands exempted company (“Offshore Limited”);

(vii)	Oracle Ten Fund Master, LP, a Cayman Islands exempted company (“Ten Fund”);

(viii)	Oracle Investment Management, Inc. Employees' Retirement Plan, an employee benefit plan organized in Connecticut (the “Retirement Plan”); and

(ix)	The Feinberg Family Foundation, a foundation organized in Connecticut (the “Foundation”).

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):	Address of Principal Business Office or, if None, Residence:

Item 2(b) of the Schedule 13G is hereby amended and restated as follows:

The address of the principal business office of the Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.

Item 2(c):	Citizenship:

Item 2(c) of the Schedule 13G is hereby amended and restated as follows:

Mr. Feinberg is a citizen of the United States of America. Oracle Partners, Oracle Associates, Institutional Partners and the Manager are organized under the laws of the state of Delaware. Offshore Limited and Ten Fund are organized under the laws of the Cayman Islands. The Retirement Plan and the Foundation are organized under the laws of the state of Connecticut.

Item 4:	Ownership:

Item 4 of the Schedule 13G is hereby amended and restated as follows:

The percentages used herein and in the rest of this Amendment No. 6 are calculated based upon a total of 39,667,483 shares of Common Stock, which number is based on 39,667,483 shares of Common Stock issued and outstanding as of October 31, 2011, as reported in the Issuer’s Quarterly Report on Form 10-Q filed on November 7, 2011.

The beneficial ownership of the Reporting Persons is set forth below. This filing and any future amendments hereto shall not be considered an admission that any Reporting Person is a beneficial owner of shares beneficially owned by any other Reporting Person named herein.

A. Larry Feinberg
(a) Amount beneficially owned: 3,370,930
(b) Percent of class: 8.50%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 300,000
(ii) Shared power to vote or direct the vote: 3,070,930
(iii) Sole power to dispose or direct the disposition: 300,000
(iv) Shared power to dispose or direct the disposition: 3,070,930

B. Oracle Associates, LLC

(a) Amount beneficially owned: 2,429,000
(b) Percent of class: 6.12%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 2,429,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 2,429,000

C. Oracle Investment Management, Inc.
(a) Amount beneficially owned: 634,030
(b) Percent of class: 1.60%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 634,030
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 634,030

D. Oracle Partners, LP
(a) Amount beneficially owned: 2,114,588
(b) Percent of class: 5.33%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 2,114,588
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 2,114,588

E. Oracle Institutional Partners, LP
(a) Amount beneficially owned: 314,412
(b) Percent of class: 0.79%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 314,412
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 314,412

F. Oracle Offshore Limited
(a) Amount beneficially owned: 35,376
(b) Percent of class: 0.09%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 35,376
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 35,376

G. Oracle Ten Fund Master, LP
(a) Amount beneficially owned: 563,654
(b) Percent of class: 1.42%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 563,654
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 563,654

H. Oracle Investment Management, Inc. Employees’ Retirement Plan
(a) Amount beneficially owned: 35,000
(b) Percent of class: 0.09%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 35,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 35,000

I. The Feinberg Family Foundation
(a) Amount beneficially owned: 7,900
(b) Percent of class: 0.02%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 7,900
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 7,900

Item 10:	Certification:

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2012

/s/ Larry Feinberg
Larry Feinberg, Individually

ORACLE ASSOCIATES, LLC

By:	/s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC

By:	/s/ Larry Feinberg
Larry Feinberg, President

ORACLE PARTNERS, LP

By: ORACLE ASSOCIATES, LLC, its general partner

By:	/s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INSTITUTIONAL PARTNERS, LP

By: ORACLE ASSOCIATES, LLC, its general partner

By:	/s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE OFFSHORE LIMITED

By:	/s/ Larry Feinberg
Larry Feinberg, Director

ORACLE TEN FUND MASTER, LP
By: ORACLE ASSOCIATES, LLC, its general partner

By:	/s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC.
EMPLOYEES’ RETIREMENT PLAN

By:	/s/ Aileen Wiate
Aileen Wiate, Trustee

THE FEINBERG FAMILY FOUNDATION

By:	/s/ Larry Feinberg
Larry Feinberg, Trustee

[SIGNATURE PAGE TO

AMENDMENT NO. 1 TO

SCHEDULE 13G WITH RESPECT TO

ACORDA THERAPEUTICS, INC.]

Exhibit Index

99.1	Joint Filing Agreement, dated February 6, 2012, by and among, Oracle Associates, LLC, Oracle Partners, LP, Larry Feinberg, Oracle Institutional Partners, LP, Oracle Offshore Limited, Oracle Ten Fund Master, LP, Oracle Investment Management, Inc., Oracle Investment Management, Inc. Employees’ Retirement Plan, and The Feinberg Family Foundation.